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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]    Preliminary Proxy Statement
[_]    Confidential, for Use of the Commission
       Only (as permitted by Rule 14a-6(e)(2))
[_]    Definitive Proxy Statement
[X]    Definitive Additional Materials
[_]    Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                            WELLS REAL ESTATE FUND I
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)


      --------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box)

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      (1)  Title of each class of securities to which transaction applies:
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           pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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[_]   Fee paid previously with preliminary materials.
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      paid previously. Identify the previous filing by registration statement
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January 17, 2002


Dear Limited Partner of Wells Real Estate Fund I:

         Each of the limited partners of Wells Real Estate Fund I ("Wells Fund I") received an Amended and Restated Consent Solicitation Statement dated
August 25, 2000 (the "Consent Solicitation"). This document requested approval from all Class A investors of a proposed amendment (the "Proposed Amendment") to
Section 9.3 of the Restated and Amended Certificate and Agreement of Limited Partnership of Wells Real Estate Fund I (the "Partnership Agreement").

         The purpose of the amendment was to modify the order of distribution of net sales proceeds between Class A and Class B investors of Wells Fund I in a manner which the General Partners believed was fairer and more equitable.

         While we were successful in obtaining favorable ("For") votes from approximately 87% of the responding Class A investors, it has now become clear to us that we will be unable to obtain the 100% consent of each of the limited partners holding Class A Units of Wells Fund I, as required for the approval of the Proposed Amendment under the Partnership Agreement.

         Therefore, in accordance with the terms of our Partnership Agreement, Wells Fund I is withdrawing and terminating the Consent Solicitation.

         Within the next few days, we will be mailing to you further details and an update regarding other Wells Fund I matters.

                                                   Sincerely,

                                                   /s/ Leo F. Wells, III
                                                   ---------------------
                                                   Leo F. Wells, III
                                                   General Partner

cc:  Your financial advisor of record
     Broker-dealer representatives